SECURITIES AND EXCHANGE COMMISSION
                            Washington  D.C.  20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND/O15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number  33-82188

                  Atlas-Energy for the Nineties-Public #3 Ltd.
           (Exact name of registrant as specified in its charter )

      311 Rouser Road, Moon Township, Pennsylvania 15108 (4120262-2830) (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

           Investor General Partner Units and Limited Partner Units (Title of each class of securities covered by this form)

Not Applicable
( Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports;

Rule 12g-4(a)(1)(i)    ___        Rule 12h-3(b)(1)(i)   ____
Rule 12g-4(a)(1)(ii)   ___        Rule 12h-3(b)(1)(ii)  ____
Rule 12g-4(a)(2)(i)    ___        Rule 12h-3(b)(2)(i)   ____
Rule 12g-4(a)(2)(ii)   ___        Rule 12h-3(b)(2)(ii)  _ X_
                                  Rule 15d-6            ____

Approximate number of holders of record as of the certification or notice date: __398__

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of Registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   Atlas Resources, Inc.,
                                                   Managing General Partner

Date:    January 16, 1998                          By:  J.R. O'Mara /s/
                                                        J.R. O'Mara, President